EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

1.	Air Travel Services, Inc., a Tennessee corporation

2.	DFI, Inc., a Tennessee corporation

3.	O'Charley's Finance Company, Inc., a Tennessee corporation

4.	O'Charley's Management Company, Inc., a Tennessee corporation

5.	O'Charley's Restaurant Properties, LLC, a Delaware limited liability company

6.	O'Charley's Service Company, Inc., a Tennessee corporation

7.	O'Charley's Sports Bar, Inc., an Alabama corporation

8.	OCI, Inc., a Delaware corporation

9.	OPI, Inc., a Colorado corporation

10.	SRLS LLC 5001, a Delaware limited liability company

11.	SRLS LLC 5002, a Delaware limited liability company

12.	SRLS LLC 5003, a Delaware limited liability company

13.	SRLS LLC 5004, a Delaware limited liability company

14.	SRLS LLC 5005, a Delaware limited liability company

15.	SRLS LLC 5006, a Delaware limited liability company

16.	Stoney River Legendary Management, L.P., a Georgia limited partnership

17.	Stoney River, LLC, a Delaware limited liability company

18.	Stoney River Management Company, Inc., a Delaware corporation

19.	99 Commissary, LLC, a Delaware limited liability company

20.	99 Restaurants, LLC, a Delaware limited liability company

21.	99 Restaurants of Boston, LLC, a Delaware limited liability company

22.	99 Restaurants of Massachusetts, a Massachusetts Business Trust

23.	99 Restaurants of Vermont, LLC

24.	99 West, Inc.